PTC Announces Fourth Quarter and FY’16 Results

Bookings Exceed High End of Guidance; Business Model Transition Accelerates with Subscription Bookings Mix Above Guidance

NEEDHAM, MA, October 26, 2016 - PTC (NASDAQ: PTC) today reported financial results for the fourth quarter and fiscal year ended September 30, 2016.

Overview
Fourth quarter FY’16 GAAP revenue was $288 million; non-GAAP revenue was $289 million. We recorded a GAAP net loss of $28 million or $0.25 per share and non-GAAP net income of $23 million or $0.20 per share.

FY’16 GAAP revenue was $1,141 million; non-GAAP revenue was $1,144 million. We recorded a GAAP net loss of $54 million or $0.48 per share and non-GAAP net income of $138 million or $1.19 per share.

“This past year clearly marked a turning point for PTC,” said James Heppelmann, President and CEO, PTC. “We exceeded our key strategic objectives for bookings growth, IoT market leadership, margin improvement, and subscription transition. We now start fiscal 2017 more than a year ahead of the objectives we outlined at our investor day last November. Our focus on improved execution led to bookings growth, beating the high end of our guidance for the quarter and for the fiscal year. We continue to see increased demand for our subscription offering across our business, resulting in a 70% subscription bookings mix for the quarter and 56% for the fiscal year, both well ahead of our guidance.”

Heppelmann added, “While our focus is on creating significant long-term value for our customers and shareholders through the transition to a subscription business model, it is important to note that a higher subscription mix negatively impacts near-term reported revenue and earnings.”

Operating and Financial Overview
Q4’16 and FY’16 operating and financial highlights are set forth below. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com. Information about our bookings and other reporting measures is provided on page 5.

o
Q4’16 license and subscription bookings were $142 million, up 35% YoY, up 34% YoY in constant currency and significantly above the high end of the guidance range of $111 million to $121 million. This result was partially driven by the closing of two subscription mega deals (bookings > $5 million) in the quarter, including a SLM booking of approximately $20 million that was not included in our original Q4’16 guidance due to timing uncertainty. FY’16 license and subscription bookings were $401 million, up 16% YoY, up 18% YoY in constant currency, and up 12% YoY in constant currency excluding the $20 million SLM booking.

o
Q4’16 subscription annualized contract value (ACV) was $50 million, up 365% YoY and significantly above our guidance range of $25 to $28 million. This result was also partially driven by the two mega deals in the quarter, including approximately $10 million in ACV from the large SLM transaction. FY’16 ACV was $114 million, up 281% YoY and up 283% YoY in constant currency.

o
Q4’16 subscription bookings were 70% of total bookings, and were 65% of total bookings excluding the SLM transaction, above our guidance assumption of 46% and up from 20% in Q4’15. FY’16 subscription bookings were 56% of total bookings, and were 54% of total bookings excluding the SLM transaction, up from 17% in FY’15. For Q4’16, we estimate that this higher than guidance mix of subscription in the quarter, while positive in the long-term, reduced revenue by approximately $35 million and reduced non-GAAP EPS by approximately $0.29 as compared to our guidance, and reduced non-GAAP EPS by approximately $0.61 as compared to Q4’15 subscription mix.

o
GAAP and non-GAAP Q4’16 software revenue were approximately $240 million, which reflects a higher mix of subscription than last year, and were down 9% YoY and 10% YoY in constant currency. We estimate that the higher mix of subscription than last year lowered both GAAP and non-GAAP Q4’16 software revenue by approximately $63 million. FY’16 GAAP software revenue of $944 million and non-GAAP software revenue of $946 million, both of which reflect a higher mix of subscription than last year, were down 8% YoY and 6% YoY in constant currency. We estimate that the higher mix of subscription than last year lowered FY’16 software revenue by approximately $134 million.

o
Annualized recurring revenue (ARR) was approximately $806 million for Q4’16.

o
Q4’16 GAAP operating expenses were approximately $238 million; non-GAAP operating expenses were approximately $183 million. FY’16 GAAP operating expenses were $852 million; non-GAAP operating expenses were $681 million. These amounts were above the GAAP and non-GAAP guidance ranges primarily due to increased incentive compensation related to the over performance in bookings and subscription mix. In addition, GAAP operating expense was negatively impacted by higher restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.
o
Q4’16 GAAP operating margin was -11% and non-GAAP operating margin was 11%, which compares to Q4’15 GAAP operating margin of -7% and non-GAAP operating margin of 28%. We estimate that the higher mix of subscription in Q4’16 reduced operating margin by at least 950 basis points as compared to guidance mix, and reduced operating margin by at least 1,765 basis points as compared to the Q4’15 subscription mix. FY’16 GAAP operating margin was -3% and non-GAAP operating margin was 15%, which compares to FY’15 GAAP operating margin of 3% and non-GAAP operating margin of 24%. We estimate that the higher mix of subscription in FY’16 reduced operating margin by approximately 900 basis points as compared to FY’15.

o
For Q4’16, we recorded a GAAP income tax benefit of $15 million, or $0.13 per share, and a non-GAAP income tax benefit of $2 million, or $0.01 per share. The GAAP tax rate for the quarter was 34% and the non-GAAP tax rate for the quarter was -7%. For FY’16, we recorded a GAAP income tax benefit of $13 million, or $0.11 per share, and a non-GAAP income tax expense of $7 million, or $0.06 per share. The GAAP tax rate for the year was 19% and the non-GAAP tax rate for the year was 5%.

o
Cash flow from operations for Q4’16 was $14 million, and free cash flow was $4 million, both of which include cash payments for restructuring of $5 million. Cash flow from operations for FY’16 was $183 million, and free cash flow was $157 million, both of which include cash payments for restructuring of $55 million.

o
We ended the year with total cash, cash equivalents, and marketable securities of $328 million and total debt of $758 million.

Workforce Realignment
In October 2015, reflecting a realignment of resources toward higher growth opportunities and our commitment to operating margin improvement, we announced a plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities. This is now expected to result in restructuring charges of approximately $75 million to $80 million (which is an increase from approximately 8% to approximately 13% of our total September 30, 2015 headcount in addition to consolidating select facilities), above the $50 million to $70 million range included in the company’s Q3’16 form 10-Q filed on August 11, 2016, as well as the $40 million to $50 million range included in our Q4’16 guidance on July 20, 2016. Of that amount, $37 million was recorded in Q1’16, $5 million was recorded in Q2’16, $3 million recorded in Q3’16 and $32 million was recorded in Q4’16. We expect to complete facility-related restructuring actions in the first quarter of FY’17 and record approximately $3 million of charges associated with consolidating excess facilities.

FY’17 Business Outlook
For the quarter ending December 31, 2016 and fiscal year 2017, the company expects:

In millions except per share amounts
Operating Measures(1)	Q1’17 Low	Q1’17 High	FY’17 Low	FY’17 High

Subscription ACV	$ 19	$ 22	$ 130	$ 136
License and Subscription Bookings	$ 70	$ 80	$ 400	$ 420
Subscription % of Bookings	55%	55%	65%	65%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q1’17 Low	Q1’17 High	FY’17 Low	FY’17 High
Subscription Revenue	$ 54	$ 54	$ 250	$ 260
Support Revenue	153	153	605	605
Perpetual License Revenue	32	37	140	150
Total Software Revenue(2)	239	244	995	1,015
Professional Services Revenue	46	46	195	195
Total Revenue(2)	$ 285	$ 290	$ 1,190	$ 1,210

Operating Expense (GAAP)	$ 192	$ 194	$ 765	$ 775
Operating Expense (Non-GAAP)	169	171	680	690
Operating Margin (GAAP)	3%	4%	7%	7%
Operating Margin (Non-GAAP)	15%	16%	17%	18%
Tax Rate (GAAP)	25%	25%	25%	25%
Tax Rate (Non-GAAP)	12%	10%	12%	10%
Shares Outstanding	117	117	116	116
EPS (GAAP)	$ 0.06	$ 0.08	$ 0.51	$ 0.58
EPS (Non-GAAP) (2)	$ 0.23	$ 0.28	$ 1.20	$ 1.35
Free Cash Flow			$ 131	$ 141
Adjusted Free Cash Flow(3)			$ 170	$ 180
(2) We estimate that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $4 million, and annual non-GAAP EPS by $0.03. We cannot estimate the effect on GAAP EPS due to the number of unknown items, including tax items, included in GAAP EPS.
(3) Adjusted Free Cash Flow Guidance is net cash provided by (used in) operating activities less capital expenditures, and excludes restructuring payments of approximately $36 million and a legal accrual of approximately $3 million.

The Q1’17 and full year FY’17 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known or reflected).

In millions	Q1’17	FY’17

Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 3
Stock-based compensation expense	15	62
Intangible asset amortization expense	14	58
Restructuring charges	3	3
Total Estimated Pre-Tax GAAP adjustments	$ 33	$ 126

PTC’s Fourth Quarter and FY’16 Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks for the conference call and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, October 26, 2016. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 866-566-0433 and entering the pass code 3010. The archived webcast will also be available on PTC’s Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Annualized Recurring Revenue (ARR)
We currently offer our solutions on premise, as a cloud service, and as SaaS offerings. Our on-premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Beginning in FY’16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis. If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.
Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:
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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.
●
Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors, consisting of restricted stock, stock options and restricted stock units. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
●
Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.

●
Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.
●
U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.
●
Legal accrual includes amounts accrued to settle our SEC and DOJ FCPA investigation in China, which was ultimately settled and paid in the second quarter of 2016 for $28.2 million, and other amounts in respect of related regulatory and other matters. We view these matters as non-ordinary course events and exclude the amounts when reviewing our operating performance.
●
Restructuring charges include excess facility restructuring charges and severance costs resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.
●
Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.
●
Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions. Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow”, “adjusted free cash flow”, and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures, adjusted free cash flow is free cash flow excluding restructuring expenses and certain legal accruals, free cash flow return is the value of shares repurchased divided by free cash flow. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.
Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our first quarter and full fiscal 2017 targets and other future financial and growth expectations, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our

EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect, which could impact our ability to achieve expected subscription bookings and delay our exit from the subscription trough; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and any repatriation of cash held outside the U.S., which constitutes a significant portion of our cash, could be subject to significant taxes. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (NASDAQ: PTC) is a global provider of technology platforms and solutions that transform how companies create, operate, and service the “things” in the Internet of Things (IoT). The company’s next-generation ThingWorx® technology platform gives developers the tools they need to capture, analyze, and capitalize on the vast amounts of data being generated by smart, connected products and systems. The company’s field-proven solutions are deployed in more than 26,000 businesses worldwide to generate a product or service advantage. PTC’s award-winning CEO, considered an industry thought leader, co-authored the definitive guides to the impact of the IoT on business in the Harvard Business Review.

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Revenue:
Subscription	$40,665	$18,096	$118,322	$65,239
Support	157,545	165,482	651,807	681,524
Total recurring software	198,210	183,578	770,129	746,763
Perpetual license	41,367	81,053	173,467	282,760
Total software	239,577	264,631	943,596	1,029,523
Professional services	48,660	47,937	196,937	225,719
Total revenue	288,237	312,568	1,140,533	1,255,242

Cost of revenue:
Cost of software revenue (1)	41,148	33,467	155,439	135,992
Cost of professional services revenue(1)	41,708	42,895	170,226	198,742
Total cost of revenue	82,856	76,362	325,665	334,734

Gross margin	205,381	236,206	814,868	920,508

Operating expenses:
Sales and marketing (1)	102,985	85,092	367,465	346,794
Research and development (1)	57,934	52,180	229,331	227,513
General and administrative (1)	37,647	44,990	145,615	158,715
U.S. pension settlement loss	-	66,332	-	66,332
Amortization of acquired intangible assets	8,158	8,438	33,198	36,129
Restructuring charges	31,732	784	76,273	43,409
Total operating expenses	238,456	257,816	851,882	878,892

Operating income (loss)	(33,075)	(21,610)	(37,014)	41,616
Other expense, net	(10,298)	(4,598)	(30,178)	(15,091)
Income (loss) before income taxes	(43,373)	(26,208)	(67,192)	26,525
Provision (benefit) for income taxes	(14,900)	(20,655)	(12,727)	(21,032)
Net income (loss)	$(28,473)	$(5,553)	$(54,465)	$47,557

Earnings (loss) per share:
Basic	$(0.25)	$(0.05)	$(0.48)	$0.41
Weighted average shares outstanding	114,958	113,999	114,612	114,775

Diluted	$(0.25)	$(0.05)	$(0.48)	$0.41
Weighted average shares outstanding	114,958	113,999	114,612	116,012

(1) The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Cost of software revenue	$1,235	$1,138	$5,398	$4,296
Cost of professional services revenue	1,321	1,361	5,393	5,871
Sales and marketing	3,405	3,368	14,659	14,189
Research and development	2,596	2,608	10,174	11,623
General and administrative	5,618	3,572	30,372	14,203
Total stock-based compensation	$14,175	$12,047	$65,996	$50,182

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

GAAP software revenue	$239,577	$264,631	$943,596	$1,029,523
Fair value adjustment of acquired deferred subscription revenue	619	207	2,330	1,831
Fair value adjustment of acquired deferred support revenue	-	43	-	898
Non-GAAP software revenue	$240,196	$264,881	$945,926	$1,032,252

GAAP revenue	$288,237	$312,568	$1,140,533	$1,255,242
Fair value adjustment of acquired deferred subscription revenue	619	207	2,330	1,831
Fair value adjustment of acquired deferred support revenue	-	43	-	898
Fair value adjustment of acquired deferred services revenue	266	296	1,139	1,140
Non-GAAP revenue	$289,122	$313,114	$1,144,002	$1,259,111

GAAP gross margin	$205,381	$236,206	$814,868	$920,508
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	2,556	2,499	10,791	10,167
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Non-GAAP gross margin	$215,077	$244,081	$853,240	$953,420

GAAP operating income (loss)	$(33,075)	$(21,610)	$(37,014)	$41,616
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	14,175	12,047	65,996	50,182
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Amortization of acquired intangible assets	8,158	8,438	33,198	36,129
Acquisition-related charges included in general and administrative costs	281	210	3,496	8,913
US pension plan termination-related costs	-	67,779	-	73,171
Legal accrual	3,199	14,540	3,199	28,162
Restructuring charges	31,732	784	76,273	43,409
Non-GAAP operating income (2)	$31,610	$87,564	$172,729	$304,327

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) CONT'D.
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

GAAP net income (loss)	$(28,473)	$(5,553)	$(54,465)	$47,557
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	14,175	12,047	65,996	50,182
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Amortization of acquired intangible assets	8,158	8,438	33,198	36,129
Acquisition-related charges included in general and administrative costs	281	210	3,496	8,913
US pension plan termination-related costs	-	67,779	-	73,171
Legal accrual	3,199	14,540	3,199	28,162
Restructuring charges	31,732	784	76,273	43,409
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (3)	(13,328)	(26,537)	(19,809)	(51,088)
Non-GAAP net income	$22,884	$77,084	$137,828	$259,180

GAAP diluted earnings (loss) per share	$(0.25)	$(0.05)	$(0.48)	$0.41
Fair value of acquired deferred revenue	0.01	0.00	0.03	0.03
Stock-based compensation	0.12	0.10	0.57	0.43
Amortization of acquired intangibles	0.12	0.12	0.50	0.48
Acquisition-related charges	-	0.00	0.03	0.08
US pension plan termination-related costs	-	0.59	-	0.63
Legal accrual	0.03	0.13	0.03	0.24
Restructuring charges	0.27	0.01	0.66	0.37
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.11)	(0.23)	(0.17)	(0.44)
Non-GAAP diluted earnings per share	$0.20	$0.67	$1.19	$2.23

GAAP diluted weighted average shares outstanding	114,958	113,999	114,612	116,012
Dilutive effect of stock based compensation plans	1,522	1,026	985	-
Non-GAAP diluted weighted average shares outstanding	116,480	115,025	115,597	116,012

(2) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
GAAP operating margin	-11.5%	-6.9%	-3.2%	3.3%
Fair value of acquired deferred revenue	0.3%	0.2%	0.3%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	4.9%	3.9%	5.8%	4.0%
Amortization of acquired intangibles	5.0%	4.3%	5.1%	4.4%
Acquisition-related charges	0.1%	0.1%	0.3%	0.7%
US pension plan termination-related costs	0.0%	21.7%	0.0%	5.8%
Legal accrual	1.1%	4.7%	0.3%	2.2%
Restructuring charges	11.0%	0.3%	6.7%	3.5%
Non-GAAP operating margin	10.9%	28.0%	15.1%	24.2%

(3)
 We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and twelve months ended September 30, 2016 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, for the three months and twelve months ended September 30, 2016, we recorded a tax benefit for the writeoff of a deferred tax liability that resulted from the change in tax status of a foreign subsidiary. This tax benefit has been excluded for non-GAAP tax expense

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2016	2015
ASSETS
Cash and cash equivalents (4)	$277,935	$273,417
Marketable securities (4)	49,616	-
Accounts receivable, net	161,357	197,275
Property and equipment, net	67,113	65,162
Goodwill and acquired intangible assets, net	1,480,118	1,360,342
Other assets	316,114	313,717

Total assets	$2,352,253	$2,209,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$413,657	$386,850
Debt	758,125	668,125
Other liabilities	337,805	294,767
Stockholders' equity	842,666	860,171

Total liabilities and stockholders' equity	$2,352,253	$2,209,913

(4)  In the third quarter of 2016, we began a fixed income investment plan for a portion of our offshore cash. In connection with the plan, we invested $50 million in investment grade securities with a weighted average maturity of less than 18 months.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income (loss)	$(28,473)	$(5,553)	$(54,465)	$47,557
Stock-based compensation	14,175	12,047	65,996	50,182
Depreciation and amortization	21,833	20,978	86,554	84,433
Accounts receivable	(5,882)	(15,183)	52,617	29,723
Accounts payable and accruals	56,620	(15,787)	46,759	(25,816)
Deferred revenue	(28,360)	(42,541)	16,232	8,852
Pension settlement loss	-	66,332	-	66,332
Income taxes	(19,963)	(27,289)	(37,433)	(52,897)
Excess tax benefits from stock-based awards	1	(95)	(93)	(24)
Other	3,621	(5,469)	7,001	(28,439)
Net cash provided by operating activities (5)	13,572	(12,560)	183,168	179,903

Capital expenditures	(9,557)	(9,991)	(26,189)	(30,628)
Acquisitions of businesses, net of cash acquired (6)	(1,611)	-	(165,802)	(98,411)
Proceeds (payments) on debt, net	(20,000)	43,750	90,000	56,250
Proceeds from issuance of common stock	2	3	21	41
Payments of withholding taxes in connection with
vesting of stock-based awards	(303)	(90)	(20,939)	(29,207)
Repurchases of common stock	-	(14,978)	-	(64,940)
Excess tax benefits from stock-based awards	(1)	95	93	24
Purchase of investments	(560)	-	(45,165)	(11,000)
Contingent consideration	-	(4,323)	(10,621)	(4,323)
Other financing & investing activities	(96)	-	(6,855)	-
Foreign exchange impact on cash	1,863	(3,549)	6,807	(17,946)

Net change in cash and cash equivalents	(16,691)	(1,643)	4,518	(20,237)
Cash and cash equivalents, beginning of period	294,626	275,060	273,417	293,654
Cash and cash equivalents, end of period	$277,935	$273,417	$277,935	$273,417

(5)  The twelve months ended September 30, 2016 include a $28 million legal settlement payment. The three and twelve months ended September 30, 2016 include $5 million and $55 million in restructuring payments, respectively. The three and twelve months ended September 30, 2015 include $6 million and $54 million in restructuring payments, respectively. The three and twelve months ended September 30, 2015 includes $26 million and $46 million of voluntary contribution funding payments to pension plans, respectively.

(6)  We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired). We acquired ColdLight on May 7, 2015 for $99 million (net of cash acquired).